Exhibit 99.1

CAI International, Inc. Announces Offer to Purchase $86 Million Managed Container Portfolio

SAN FRANCISCO--(BUSINESS WIRE)--July 30, 2012--CAI International, Inc. (CAI) (NYSE: CAP), one of the world’s leading lessors of intermodal freight containers, today reported that it has reached conditional agreement with the Supervisory Board and Trustee of the fund Dritte Schroeder Container Beteiligungsgesellschaft mbH & CO. KG and its affiliate (“Dritte Fund”) to acquire for approximately $86 million the container assets owned by the Dritte Fund and currently under management by CAI. The portfolio has approximately 71,000 TEU of standard dry van containers with an average age of approximately 8 years. The transaction is subject to (i) financing, (ii) approval by the shareholders of the Dritte Fund and (iii) negotiation and execution of definitive transaction documents. If all of the conditions are satisfied, the transaction is targeted to close in September 2012. CAI currently has sufficient availability under its $475 million revolving credit facility that could be utilized to fund the acquisition of the container assets.

Victor Garcia, Chief Executive Officer of CAI, commented, “We are very pleased to have reached agreement with the Supervisory Board and Trustee of the Dritte Fund to acquire what is one of our largest portfolios under our management. We believe that the acquisition of this portfolio is an attractive investment for our company with a cash flow that will positively add to our revenue and earnings in the fourth quarter and beyond.”

About CAI International, Inc.

CAI is one of the world’s leading managers and lessors of intermodal freight containers. As of June 30, 2012, the company operated a worldwide fleet of approximately 1,007,000 TEUs of containers through 14 offices located in 11 countries including the United States.

This press release contains forward-looking statements regarding future events and the future performance of CAI International, Inc. These statements are forward looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause the acquisition of the Dritte Fund containers to fail to close or financing sources to change. CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2011 and its interim reports on Form 10-Q and its reports on Form 8-K. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

CONTACT:
CAI International, Inc.
Tim Page, 415-788-0100
Chief Financial Officer
tpage@capps.com